Exhibit 10.2

WAIVER AND RELEASE AGREEMENT

I, Christopher R. Celtruda, understand my last day of employment with Gardner Denver, Inc. (“GDI”) is February 17, 2012 (“Termination of Employment Date”), and I accept the following, which GDI promises to me, in consideration for the promises I make in this Waiver and Release Agreement (this “Agreement”):

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Payment of the sum of Two Hundred Twenty Five Thousand Three Hundred and Forty Six Dollars ($225,346), less applicable withholdings, representing my annual 2011 bonus. This payment will be made upon the regular payment date of such bonus paid by GDI;

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Payment of a sum equivalent to six (6) months of COBRA medical insurance premiums, to be made payable to me in lump sum, less applicable withholdings, payable no earlier than the first practicable payroll date occurring at least eight (8) days after my acceptance of and signature on this Agreement; and

•	Other Benefits:

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My eligibility and right to payment under the GDI retirement savings plan and supplemental excess defined contribution plan will be governed exclusively by the terms and conditions of applicable plan document(s), using my Termination of Employment Date as my separation from service and/or termination date as such is defined in the applicable plan document(s). I understand that my contributions and the company contributions will cease on my Termination of Employment Date.

•	I understand that all of my grants of stock options and stock units will be unvested as of my Termination of Employment Date, and, therefore, will terminate on my Termination of Employment Date.

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Except as set forth above with respect to my annual 2011 bonus, my participation in any GDI bonus plans, including but not limited to the Executive Annual Bonus Plan and the Long-Term Incentive Plan, will cease as of my Termination of Employment Date.

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Any obligation I have to repay any GDI-paid relocation expenses, reimbursement of relocation expenses, or other relocation benefit, resulting from my separation of service and/or termination from employment with GDI is hereby waived.

•	Any obligation I have to repay the Special Sign On Bonus set forth in my April 7, 2011 offer letter is hereby waived.

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I understand that I will continue to receive GDI’s executive tax return preparation service regarding my 2011 tax return and tax planning services through Rubin Brown, up to an aggregate amount no greater than $6,000.

•	I understand that I will have the right to elect COBRA benefits under the GDI medical plan in accordance with federal law.

•	I understand that all other company benefits cease on my Termination of Employment Date.

Waiver and Release Agreement

(1.) Complete and General Release. In consideration for receiving the pay and benefits set forth above, I, for myself and my heirs, agents, executors, administrators, successors and assigns, release, relinquish, waive and forever discharge GDI, its subsidiaries, affiliates and all other related entities; its and their predecessors, successors and assigns; the past, present and future officers, directors, shareholders, trustees, members, employees, attorneys and agents of any of the previously listed entities; any benefits plan maintained by any of the previously listed entities at any time; and the past, present and future sponsors, insurers, trustees, fiduciaries and administrators of such benefit plans (collectively “Released Parties”) from all claims, liabilities, demands and causes of action or suits of any kind, known or unknown, fixed or contingent, of whatsoever kind or nature that I ever had, now have or may claim to have as of the date of the signing of this Agreement, including but not limited to, those arising out of my employment with GDI and my separation from that employment. This Release includes, but is not limited to, a release of the following types of claims:

(a) Claims of discrimination, harassment or retaliation, whether based on race, color, religion, gender, sex, age, sexual orientation, handicap and/or disability, national origin, whistle blowing or any other legally protected class;

(b) Claims under the FEDERAL AGE DISCRIMINATION IN EMPLOYMENT ACT, 29 U.S.C. section 621 et seq., and all other federal, state and local laws, statutes and ordinances governing or concerning employment;

(c) Claims under the Worker Adjustment and Retraining Notification Act;

(d) Claims under federal, state or local laws, regulations, ordinances or court decisions of any kind;

(e) Contract claims (whether express or implied);

(f) Tort claims, including without limitation, wrongful termination, defamation, negligence, invasion of privacy or emotional distress;

(g) Claims under the Family and Medical Leave Act;

(h) Claims under the Employee Retirement Income Security Act; and

(i) Claims for attorney’s fees and costs.

Notwithstanding any other provision of this Release, the following are not barred by this Release: (i) claims relating to the validity of this Release; (ii) claims by either party to enforce this Release; (iii) claims that may arise after the date this Release is signed; and (iv) claims that are not legally waivable. This Release includes all claims for accrued or future wages, salary, or benefits, but does not extend to my right to vested accrued benefits as set forth in the plan documents of GDI governing such benefit programs and the right under federal or state law to continue certain benefit coverages. I understand that any and all claims for, and any rights to, any such vested accrued benefits are governed exclusively by the plan documents of GDI, and that I have no rights or entitlement arising from any contract or any other source to any such benefits from GDI other than as provided by such plan documents as modified or limited by this Agreement.

In addition, this Release will not operate to limit or bar my right to file an administrative charge of discrimination with the Equal Employment Opportunity Commission (EEOC) or to testify, assist or participate in an investigation, hearing or proceeding conducted by the EEOC. However, this Release does bar my right to recover any personal or monetary relief, including if I or anyone on by behalf seeks to file a lawsuit on the same basis as the charge of discrimination.

Waiver and Release Agreement

(2.) Return of All GDI Property. I agree that on my Termination of Employment Date, I will return to my immediate supervisor all property of GDI, including but not limited to keys, access cards, credit cards, electronics, storage media, machinery, computer files and documents, and any other GDI property in my possession related to GDI’s business or customer information.

(3.) No Admission of Liability. I acknowledge that this Agreement is not an admission of liability or wrongdoing by GDI or any other Released Party.

(4.) Non-Competition/Non-Solicitation. I agree that for a period of twenty-four (24) months following the termination of my employment, I will not (i) compete with GDI by performing work for a direct competitor of GDI, its subsidiaries or its affiliates; and/or (ii) be or become a partner, owner, investor, officer, director, member, employee, independent contractor, agent of, consultant to or give financial or other assistance to, any corporation, partnership, joint venture or any other entity, person or contemplated enterprise engaging in or planning to engage in any activities competitive with GDI, its subsidiaries or its affiliates.

I also agree to abide by the restrictive covenants set forth in my April 7, 2011 offer letter, namely, that for a period of twenty-four (24) months following the termination of my employment, I shall not directly or indirectly (i) induce, solicit, request or advise any Customers (as defined below) to patronize any business which competes with any business of GDI or its affiliates for which I have had any management responsibility during my affiliation with GDI; or (ii) entice, solicit, request or advise any employee of GDI or its affiliates to accept employment (or other affiliation) with any other person, firm or business. As used above, “Customers” means all customers of any business of GDI or its affiliates with which I had contact or for which I had management responsibility during my affiliation with GDI.

I acknowledge and agree that my breach of the covenants contained in this paragraph 4 will cause immediate and irreparable harm to GDI, that the restrictions of this paragraph are reasonable, and that GDI shall be entitled to injunctive relief to enjoin any continuing breach of this paragraph and to actual and consequential damages resulting therefrom (including attorney fees to enforce this provision).

(5.) Confidential and Proprietary Information of the Company. During my employment with GDI, I had access to much of GDI’s confidential information including but not limited to: product margins, product strengths and weaknesses, GDI policies, objectives, strategies, long range plans, plans for market product development, financial information, payroll information, personnel information and other similar information. I agree that I will not disclose any of the confidential information gained in my position with GDI to the advantage of a GDI competitor or to GDI’s disadvantage. I will also continue to abide by all confidentiality restrictions pursuant to other agreements which I have executed with GDI prior to the date of this Agreement.

(6.) Non-Disparagement. I agree not to disparage, denigrate, or defame GDI, its affiliates and/or related persons, or any of its or their business products or services.

(7.) Cooperation. I agree that I will cooperate with GDI and its attorneys in the prosecution or defense of any litigation, or matters concerning which litigation subsequently arises, which occurred or accrued during my employment, and I understand that I will be reimbursed for reasonable expenses incurred through such cooperation.

(8.) Consideration Period / Right to Revoke Period. I understand that I have until and including             , 2012, a period of twenty-one (21) days to review and consider this Agreement. I may return this Agreement in less than the full consideration period only if my decision to shorten it was knowing and voluntary and was not induced in any way by GDI. I understand that I have a seven-day period after signing this Agreement to revoke or rescind this Agreement. Such revocation must be in writing and directed to Susan A. Gunn, 1500 Liberty Ridge Drive, Suite 3000, Wayne, Pennsylvania 19087.

Waiver and Release Agreement

(9.) Savings Clause. I agree that if any part or provision of this Agreement is deemed by any court to be invalid, void or unenforceable for any reason, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(10.) Governing Law. This agreement shall be governed by and enforced in accordance with the laws and jurisdiction of the Commonwealth of Pennsylvania.

I hereby acknowledge that I have carefully read and fully understand the provisions of this Agreement. I have not relied upon any other representation or statement, written or oral, except for those set forth in this Agreement. I also hereby acknowledge that GDI has recommended that I consult with an attorney and personal, financial and tax advisors prior to signing this Agreement, and I acknowledge that I have had adequate time to do so. I am entering into this Agreement knowingly and voluntarily and not as a result of any pressure, coercion or duress.

/s/ Christopher R. Celtruda
Christopher R. Celtruda

Dated: February 16, 2012

Accepted by:

GARDNER DENVER, INC.

By:	/s/ Susan Gunn
Name:	Susan Gunn
Title:	Vice President, Human Resources

Dated:	February 16, 2012

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